EXHIBIT 99.2

ROWAN COMPANIES, INC.
OFFSHORE RIG UTILIZATION
THREE MONTHS ENDED SEPTEMBER 30, 2005

Rig Type	Units*	Utilization

Gorilla/Super Gorilla jack-ups	7	91%
Tarzan Class jack-ups	2	100%
350' jack-ups	7	98%
300' jack-ups	3	100%
250' jack-ups	1	100%
Jack-ups	20	97%
Semi-submersible	1	100%
Offshore	21	97%
Gulf of Mexico	18	99%

* Number of units at September 30, 2005

Note: Only revenue-producing days are used in computing rig utilization.